Exhibit 32.2
Certification

    Pursuant to 18 U.S.C. §1350, the undersigned officer of Madison Square Garden Sports Corp. (the “Company”), hereby certifies, to such officer’s knowledge, that the Company’s Annual Report on Form 10-K for the year ended June 30, 2026 (the “Report”) fully complies with the requirements of §13(a) or §15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 13, 2026

/s/ Paul DiCicco
Paul DiCicco
Executive Vice President, Chief Financial Officer and Treasurer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Report or as a separate disclosure document.